EXHIBIT 20 TO SCHEDULE 13D

SECURITY AGREEMENT

        This Security Agreement (this “Agreement”) is entered into as of October 31, 2005 by and between (i) Exabyte Corporation, a Delaware corporation (“Grantor”), and (ii) the purchasers of Grantor’s 10% Secured Convertible Subordinated Notes due September 30, 2010 (the “Notes”) listed on the signature pages hereto and their successors in interest (collectively, “Secured Party”). Capitalized terms used and not defined herein have the respective meanings set forth in the Notes.

        In consideration of Secured Party’s provision of financing in the principal amount of at least $8,000,000 and not more than $11,000,000 to Grantor pursuant to a purchase of the Notes, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor and Secured Party agree as follows:

1. Grant of Security Interest; Term; Perfection.

(a) As security for the obligations of Grantor under the Notes, this Agreement and the related security documents (collectively, the “Obligations”), Grantor hereby grants to Secured Party a security interest in all of Grantor’s assets and property, whether now owned or existing or hereafter acquired or arising regardless of where located, including, without limitation, the collateral set forth on Exhibit A to this Agreement (collectively, the “Collateral”).

(b) This Agreement and the security interests granted in this Agreement shall continue and be in full force and effect until the Obligations have been paid in full in cash or are otherwise no longer outstanding.

(c) Grantor hereby irrevocably authorizes Secured Party to file any financing statement executed by Grantor pursuant to the Agreement. Until the termination of this Agreement, Grantor shall perform any and all steps reasonably requested by Secured Party to perfect, maintain and protect Secured Party’s security interest in the Collateral, including, without limitation, executing and filing financing and continuation statements in form and substance reasonably satisfactory to Secured Party and taking such steps as deemed necessary by Secured Party to protect Secured Party’s interest in the Collateral. Secured Party may file one or more financing statements disclosing Secured Party’s security interest under this Agreement without Grantor’s signature appearing on such financing statements and Grantor shall pay the costs of, or incidental to, any recording or filing of any financing statements concerning the Collateral. Grantor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

(d) Grantor shall pay or cause to be paid all material taxes, assessments and governmental charges levied or assessed or imposed upon or with respect to the Collateral or any part thereof; provided, however, that no such taxes, assessments or governmental charges need be paid during such period as they are being contested in good faith by Grantor, in appropriate proceedings promptly commenced and diligently prosecuted, if adequate reserves in accordance with generally accepted accounting principles have been set aside on Grantor’s books.

(e) In order to protect or perfect the security interest which Secured Party is granted under this Agreement, Secured Party may, in its sole discretion, discharge any lien or encumbrance or bond on the Collateral, pay any insurance, maintain guards, pay any service bureau and obtain any record and charge the same to Grantor’s account as an advance under this Agreement and part of the Obligations, payable on demand and secured by the Collateral.

(f) Secured Party shall have no duty of care with respect to the Collateral, except that Secured Party shall exercise reasonable care with respect to the Collateral in Secured Party’s custody. Secured Party shall be deemed to have exercised reasonable care if such property is accorded treatment substantially equal to that which Secured Party accords its own property, or if Secured Party takes such action with respect to the Collateral as Grantor shall request in writing. No failure to comply with any such request of Grantor nor any omission to do any such act requested by Grantor shall be deemed a failure to exercise reasonable care, nor shall Secured Party’s failure to take steps to preserve rights against any parties or property be deemed to be failure to exercise reasonable care with respect to the Collateral in Secured Party’s custody.

2. Set-Off and Related Matters. All moneys, securities and other properties of Grantor and the proceeds thereof now or hereafter held or received by Secured Party from or for the account of Grantor, including any and all deposits (general or special), account balances and credits of Grantor with Secured Party at any time existing, shall be deemed Collateral under this Agreement and held as security for the Obligations and may be set-off and applied against any Obligations. The rights given to Secured Party under this Agreement are cumulative with Secured Party’s other rights and remedies, including other rights of set-off. Secured Party will promptly notify Grantor of Secured Party’s receipt of such funds for application against the Obligations, but failure to do so will not affect the validity or enforceability of any such application.

3. Secured Party as Grantor’s Attorney. Upon the occurrence of an Event of Default, Grantor hereby appoints Secured Party, or any other person or entity whom Secured Party may designate, as Grantor’s lawful attorney, with power to: (a) endorse Grantor’s name on any checks or other forms of payment or security; (b) sign Grantor’s name on any invoice or bill of lading for any account or drafts against account debtors, (c) make, settle and adjust all claims under Grantor’s insurance policies; (d) settle disputes and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Secured Party determines reasonable; (e) transfer the Collateral into the name of Secured Party or a third party as permitted under applicable law, and (f) do all other things necessary to perfect Secured Party’s security interest in the Collateral, to preserve and protect the Collateral and to otherwise carry out this Agreement. All such acts shall be at the cost of Grantor, and Grantor hereby ratifies and approves all acts of such attorney. Neither Secured Party nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied and this Agreement terminated. Grantor agrees to execute and deliver promptly to Secured Party all instruments necessary or appropriate, as determined in Secured Party’s sole discretion, to further Secured Party’s exercise of the rights and powers granted it in this Section 3.

4. Examination of Collateral and Records. Secured Party shall, upon reasonable prior written notice to Grantor and during normal business hours, have access to and the right to examine and inspect the Collateral and all of Grantor’s books and records relating to the Collateral. Notwithstanding the foregoing, upon the occurrence of an Event of Default, Secured Party shall at all times thereafter have access to and the right to examine and inspect the Collateral and all of Grantor’s books and records relating thereto.

5. Representations and Warranties. Grantor represents and warrants that:

(a)______Except as set forth on Exhibit B hereto, Grantor has good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of all liens, mortgages, charges, security interests and other encumbrances.

(b)______Grantor has executed financing statements, containing sufficient legal descriptions of the Collateral and otherwise in form and substance sufficient for filing in every governmental, municipal or other office in every jurisdiction necessary to perfect Secured Party’s security interest in the Collateral. When the financing statements or security agreements with respect thereto have been filed for record in all public offices wherein such filing is necessary to perfect, fully preserve and protect the lien of Secured Party hereunder against creditors, Secured Party shall have a perfected security interest in the Collateral specifically described therein.

(c)______Except as set forth on Exhibit B, the security interest in the Collateral granted to Secured Party hereunder has priority over all other security interests granted by Grantor in the Collateral.

(d)______Other than Grantor’s current name, Grantor has not used any names during the last five years (either as a company name, trade name, assumed name, business name, fictitious name or otherwise), and Grantor has no present plans to use any such names.

(e)______The Company’s is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware. The Company’s federal employer identification number is 84-0988566.

6. Covenants. Until the Obligations are fully paid, performed and satisfied and this Agreement is terminated, Grantor covenants that it shall:

(a)______Defend in good faith the Collateral against the claims and demands of all persons;

(b)______Advise Secured Party in writing, at least thirty (30) days prior thereto, of any change in Grantor’s jurisdiction of incorporation, principal place of business, registered office or other places of business, or the opening of any new places of business, or any change in Grantor’s name or the adoption by Grantor of trade names, assumed names or fictitious names, and, in such event, Grantor shall promptly execute and deliver to Secured Party (and Grantor agrees that Secured Party may execute and deliver the same as Grantor’s irrevocable attorney-in-fact) new financing statements describing the Collateral specified in this Agreement and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in Secured Party’s sole discretion, to perfect or continue perfected Secured Party’s security interest in the Collateral based upon such new places of business or registered offices or changes in or adoption of names, and Grantor shall pay all filing and recording fees and taxes in connection with the filing or recordation of such financing statements and shall immediately reimburse Secured Party therefor if Secured Party pays the same;

(c)______Mark its books and records of receivables to indicate the security interest granted to Secured Party under this Agreement;

(d)_____Immediately notify Secured Party in writing of any information that Grantor has or may receive with respect to the Collateral that might in any manner materially adversely affect the value thereof or the rights of Secured Party with respect thereto;

(e)______Keep all inventory in good and marketable condition, free from material defects, and maintain its equipment in good operating condition and repair and make all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved;

(f)_____Insure its business and the Collateral against loss or damage by fire, theft, burglary, pilferage and such other risks that are standard in Grantor’s industry in customary amounts and under policies by insurers reasonably acceptable to Secured Party. All property policies shall have a lender’s loss payable endorsement showing Secured Party as an additional loss payee and all liability policies shall show Secured Party as an additional insured, and all such policies shall provide that the insurer give Secured Party at least 20 days notice before canceling its policy; and

(g)______Not encumber, pledge, mortgage, grant a security interest in, assign, sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution or otherwise, any of the Collateral.

7. Secured Party’s Rights and Remedies. If any Event of Default shall occur and be continuing, Secured Party shall have, in addition to all other rights provided in the Notes, this Agreement and the related security documents and available at law and in equity, the rights and remedies of a secured party under the Uniform Commercial Code as in effect on the date of this Agreement in the State of Colorado, as amended from time to time, and any successor statute, and further, Secured Party may, without notice, demand or legal process of any kind (except as may be required by law), all of which Grantor waives, at any time or times, take physical possession of the Collateral and maintain such possession on Grantor’s premises at no cost to Secured Party, convert raw materials inventory to work-in-process inventory, convert work-in-process inventory to finished goods inventory, or remove the Collateral, or any part thereof, to such other place(s) as Secured Party may desire, or Grantor shall, upon Secured Party’s demand, at Grantor’s own cost and expense, assemble the Collateral and make it available to Secured Party, at a place convenient to Secured Party, and Secured Party may sell and deliver any or all Collateral held by or for Secured Party at public or private sale(s), for cash, upon credit or otherwise, at such prices and upon such terms as Secured Party deems advisable, at Secured Party’s sole discretion, and may, postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale. Grantor agrees that Secured Party has no obligation to preserve rights to the Collateral against prior parties. Grantor acknowledges that portions of the Collateral could be difficult to preserve and dispose of and further subject to complex maintenance and management. Accordingly, Secured Party shall have the widest possible latitude to preserve and protect the Collateral and Secured Party’s security interest therein, and Secured Party, at its sole option, shall have the unqualified right to appoint a receiver, without notice or hearing, for the preservation, possession, protection and disposition of all or part of the Collateral and the collection and protection for Secured Party of any proceeds of use or disposition of the Collateral and to do any other thing and exercise any other right or remedy which Secured Party may, with or without judicial process, do or exercise. Any requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Grantor at its address as set forth in the Notes at least ten (10) days before the time of sale or other disposition. The proceeds of sale shall be applied first to all costs and expenses of sale, including attorneys’ fees, and second to the payment (in whatever order Secured Party elects) of all Obligations. Secured Party will return any excess to Grantor and Grantor shall remain liable to Secured Party for any deficiency. Secured Party’s rights and remedies under this Agreement shall be cumulative and not exclusive of any other right or remedy which Secured Party may have.

8. Waiver; Amendments; Successors and Assigns.

(a) Any and all of Secured Party’s rights with respect to the Collateral and the security interest granted under this Agreement shall continue unimpaired, notwithstanding the release or substitution of any Collateral at any time(s), or of any rights or interests therein, or any delay, extension of time, renewal, compromise or other indulgence granted by Secured Party in reference to any Obligations, and Grantor hereby waives all notice of any such delay, extension, release, substitution, renewal, compromise or other indulgence.

(b) Failure by Secured Party to exercise any right, remedy or option under this Agreement or any present or future supplement hereto or in any other agreement between Grantor and Secured Party or delay by Secured Party in exercising the same will not operate as a waiver by Secured Party of its right to exercise any such right, remedy or option. No waiver by Secured Party will be effective unless it is in writing and then only to the extent specifically stated.

(c) This Agreement cannot be altered, amended or modified in any way, except by a writing signed by Grantor and the holders of a majority in principal amount of the outstanding Notes.

(d) Secured Party shall have the right to assign this Agreement. Grantor may not assign, transfer or otherwise dispose of any of its rights or obligations under this Agreement, by operation of law or otherwise, and any such assignment, transfer or other disposition without Secured Party’s prior written consent shall be void. All of the rights, privileges, remedies and options given to Secured Party under this Agreement shall inure to the benefit of Secured Party’s successors and assigns, and all the terms, conditions, covenants, provisions and warranties of this Agreement shall inure to the benefit of and shall bind the successors and assigns of Grantor and Secured Party, respectively.

9. Miscellaneous.

(a) Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(b) This Agreement shall be governed by and construed in accordance with the local laws of the State of Colorado, excluding conflict of law principles that would cause the application of laws of any other jurisdiction.

(c) All of the Obligations shall constitute one loan secured by Secured Party’s security interest in the Collateral and by all other security interests, mortgages, liens, claims and encumbrances now and from time to time hereafter granted by Grantor to Secured Party. Secured Party may, in its sole discretion, (i) exchange, enforce, waive or release any such security or portion thereof, (ii) upon the occurrence and continuation of an Event of Default, apply such security and direct the order or manner of sale thereof as Secured Party may, from time to time, determine, and (iii) settle, compromise, collect or otherwise liquidate any such security in any manner following the occurrence and continuation of any Event of Default without affecting or impairing its right to take any other further action with respect to any security or any part thereof.

(d) Grantor shall reimburse Secured Party for all reasonable attorneys’ fees and for all costs, fees, expenses and liabilities incurred by Secured Party or for which Secured Party becomes obligated in connection with or arising out of the enforcement by Secured Party of any of its rights under this Agreement. All of the foregoing shall be part of the Obligations, payable upon demand, and secured by the Collateral.

(e) Any notice or notification required, permitted or contemplated under this Agreement shall be provided in accordance with the provisions of the Notes.

(f) Grantor recognizes that, in the event Grantor fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to Secured Party; therefore, Grantor agrees that Secured Party, if Secured Party so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(g) For all purposes of this Agreement, any action required or permitted to be taken by the Secured Party shall be taken only at the direction of, and any determination not to take any action shall only be made by, a majority in principal amount of the outstanding Notes, and any action so taken or determination so made shall be binding upon all holders of Notes in such capacity and as the Secured Party.

(h) Notwithstanding any other provision of this Agreement, the rights of the Secured Party hereunder are subject to the provisions of that certain Intercreditor Agreement dated October 31, 2005 among Grantor, Wells Fargo Business Credit, Inc., the original purchasers of the Notes and Imation Corp.

_________________ IN WITNESS WHEREOF, this Security Agreement has been duly executed by the parties hereto as the date first written above.

Grantor: EXABYTE CORPORATION By: ___________________________ Name: Title

Name of Secured Party: __________________________

Signature of Authorized Signatory of Investing Entity: __________________________

Name of Authorized Signatory: _________________________

Title of Authorized Signatory: __________________________

Exhibit A

        The Collateral consists of all of Grantor’s assets and property, whether now owned or existing or hereafter acquired or arising, regardless of where located, including, without limitation, the following:

(1) All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing, wherever located;

(2) All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including such inventory as is temporarily out of Grantor’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

(3) All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, service marks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights income tax refunds, payments of insurance and rights to payment of any kind;

(4) All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Grantor arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Grantor, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Grantor;

(5) All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Grantor’s books and records (including, without limitation, ledgers, records, computer programs or discs) relating to the foregoing;

(6) All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

(7) All Grantor’s books and records (including, without limitation, ledgers, records, computer programs or discs) relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

        Notwithstanding the foregoing, the security interest granted pursuant to this Agreement does not extend to and the term “Collateral” does not include any license or contract rights to the extent (a) the granting of a security interest in it would be contrary to applicable law or (b) that such rights are not assignable by their terms (but only to the extent the prohibition is enforceable under applicable law) without the consent of the licensor or other party (but only in the event such consent has not been obtained).

Exhibit B

        1.     Security interest granted to Well Fargo Bank, successor to Wells Fargo Business Credit, under Grantor’s bank credit agreement on all assets. This security interest is a first priority lien and senior to the Notes.

        2.     Security interests granted to Imation Corp. under Media Distribution Agreement, including Amendment proposed No. 2 thereto, in regard to all assets. These security interests are junior to the Notes.

        3.     Capital leases and/or purchase money security interests for the acquisition of machinery and equipment in the ordinary course of business. Such leases may be senior security interests as to such machinery and equipment.

        4.     Other non-consensual liens arising by operation of law in the ordinary course of business, not for borrowed money. The priority of such liens, to the extent they may exist, depends upon the nature of the lien. To the knowledge of Grantor, no such other liens are material to the Company.